   As filed with the Securities and Exchange Commission on October 15, 1997

                                                  Registration No. 333-____

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933

                          ANSAN PHARMACEUTICALS, INC.
            (Exact name of registrant as specified in its charter)

        DELAWARE                                     94-3171943
(State or Other Jurisdiction of                     (I.R.S. Employer
Incorporation or Organization)                     Identification No.)

 SUITE 435, 400 OYSTER POINT BOULEVARD, SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                (650) 635-0200
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
                         Principal Executive Offices)

                        RESTATED 1993 STOCK OPTION PLAN
                            1995 STOCK OPTION PLAN
                           (Full Title of the Plans)

                             VAUGHAN H.J. SHALSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          ANSAN PHARMACEUTICALS, INC.
                     SUITE 435, 400 OYSTER POINT BOULEVARD
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                    (Name and Address of Agent for Service)

                                (650) 635-0200
                  (Telephone Number, Including Area Code, of
                              Agent for Service)

               With copies of all notices and communications to:
               ------------------------------------------------

                            AUGUST J. MORETTI, ESQ.
                        HELLER EHRMAN WHITE & MCAULIFFE
                             525 UNIVERSITY AVENUE
                          PALO ALTO, CALIFORNIA 94301
                                 (650) 324-7000



                                                 CALCULATION OF REGISTRATION FEE
======================================================================================================================

          Title of securities                 Amount         Proposed maximum       Proposed maximum      Amount of
            to be registered                   to be        offering price per     aggregate offering    registration
                                            registered           share (1)               price               fee
----------------------------------------------------------------------------------------------------------------------
Common Stock issuable under the               22,085              $1.375                 $ 30,367            $  9.20
 Restated 1993 Stock Option Plan, $.001
 par value
Common Stock issuable under the 1995         375,000              $1.375                 $515,625            $156.25
 Stock Option Plan, $.001 par value
======================================================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, as the average of the high and low prices reported on the Nasdaq SmallCap Market on October 10, 1997.

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, which have been filed by Ansan Pharmaceuticals, Inc. ("Ansan") with the Securities and Exchange Commission (the "Commission"), are hereby incorporated by reference in this Registration Statement:

     (a) Ansan's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996;

     (b) Ansan's Quarterly Reports on Forms 10-QSB for the quarterly periods ended March 31, 1997 and June 30, 1997, respectively; and

     (c) The description of the Common Stock contained in Ansan's Registration Statement on Form SB-2 (File No. 33-92886) filed June 8, 1995 under the Securities Act of 1933, as amended (the "Securities Act"), including any amendment or reports filed for the purpose of updating such description.

     All documents subsequently filed by Ansan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 102 of the General Corporation Law of the State of Delaware (the "DGCL") allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his or her fiduciary duty as a director, except in the case where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Ansan's Amended and Restated Certificate of Incorporation, (the "Ansan Restated Certificate") contains a provision that eliminates directors' personal liability as set forth above.

     Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

       The Ansan Restated Certificate eliminates the liability of directors of Ansan for monetary damages for breach of their fiduciary duty as directors in certain circumstances. This provision does not eliminate the liability of a director (i) for breach of the director's duty of loyalty to Ansan or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption, or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

       Ansan believes that it is the position of the Commission that insofar as the foregoing provision may be invoked to disclaim liability for damages arising under the Securities Act, the provision is against public policy as expressed in the Securities Act and is therefore unenforceable. Such limitation of liability also does not affect the availability of equitable remedies such as injunctive relief or rescission.

       Ansan has entered into indemnification agreements (the "Indemnification Agreement(s)") with each of its directors and officers. Each such Indemnification Agreement will provide that Ansan will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of his performance of his duties as a director or officer, other than an action instituted by the director or officer. Such indemnification will be available if the indemnitee acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of Ansan, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. The Indemnification Agreements also require that Ansan indemnify the director or other party thereto in all cases to the fullest extent permitted by applicable law. Each Indemnification Agreement will permit the director or officer that is party thereto to bring suit to seek recovery amounts due under the Indemnification Agreement and to recover the expenses of such a suit if successful.

       Ansan's By-laws provide that Ansan shall indemnify its directors, officers, employees or agents to the full extent permitted by the DGCL, and Ansan shall have the right to purchase and maintain insurance on behalf of any such person whether or not Ansan would have the power to indemnify such person against the liability. Ansan has purchased and maintains such insurance on behalf of its directors and officers with policy limits in the amount of $1,000,000 primary coverage and $1,000,000 excess coverage.

       At present, there is no pending litigation or proceeding involving a director, officer, employee or agent of Ansan where indemnification will be required or permitted. Ansan is not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

      5.1  Opinion of Heller Ehrman White & McAuliffe

     23.1 Consent of Heller Ehrman White & McAuliffe (filed as part of Exhibit 5.1)

     23.2  Consent of Ernst & Young LLP, Independent Auditors

     24.1  Power of Attorney (as provided on page 5 hereof)

     99.1 Restated 1993 Stock Option Plan of Ansan (incorporated by reference from Exhibit 10.2 to the Form SB-2 filed by Ansan, Inc. on June 8,
           1995)

     99.2  1995 Stock Option Plan of Ansan (incorporated by reference from
           Exhibit 10.3 to the Form SB-2 filed by Ansan, Inc. on June 8, 1995)

ITEM 9.                    UNDERTAKINGS

     A.    The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to any plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

           (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering
                                                              ---------
               thereof; and

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     ADDITIONAL INFORMATION
     ----------------------

     On July 16, 1997 Ansan entered into an Agreement and Plan of Reorganization and Merger with Discovery Laboratories, Inc., a Delaware corporation ("Discovery") pursuant to which Discovery shall be merged with and into Ansan. Subsequent to the completion of this merger, former Discovery stockholders will own approximately 92% of the shares of the combined entity. Discovery currently owns certain shares of Preferred Stock of Ansan. In the event that the above merger is not consummated, this Preferred Stock may convert into such number of shares of Ansan Common Stock such that Discovery will own more than 50% of the voting stock of Ansan. A Registration Statement on Form S-4 has been filed with the Commission by Ansan pursuant to the proposed merger (Commission File No. 333-34337). The foregoing description is not a complete statement of the terms of the merger and related transactions and is qualified in its entirety by reference to the above-mentioned Registration Statement on Form S-4.

                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of South San Francisco, State of California, on October 15, 1997.

                                      ANSAN PHARMACEUTICALS, INC.


                                      By:         /s/ Vaughan H.J. Shalson
                                              --------------------------------
                                              Vaughan H.J. Shalson
                                              President and Chief Executive
                                               Officer

                                 POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Louis R. Bucalo, M.D. and Vaughan H.J. Shalson his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


           Signature                                        Title                                   Date
           ---------                                        -----                                   ----

      /s/ Louis R. Bucalo               Chairman of the Board of Directors                     October 15, 1997
-------------------------------------
Louis R. Bucalo, M.D.


      /s/ Vaughan H.J. Shalson          President, Chief Executive Officer and Director        October 15, 1997
-------------------------------------   (Principal Executive Officer)
Vaughan H.J. Shalson


      /s/ James M. Ahlers               Director of Finance and Operations (Principal         October 15, 1997
-------------------------------------   Financial and Accounting Officer)
James M. Ahlers


      /s/ Lindsay A. Rosenwald          Director                                              October 15, 1997
-------------------------------------
Lindsay A. Rosenwald, M.D.


     /s/ Richard Sperber
-------------------------------------   Director                                              October 15, 1997
Richard Sperber


     /s/ Ilan Cohn                      Director                                              October 15, 1997
-------------------------------------
Ilan Cohn, Ph.D.

    /s/ David Naveh                     Director                                              October 15, 1997
-------------------------------------
David Naveh, Ph.D.


                                INDEX TO EXHIBITS
                                -----------------

Item No.       Description of Item
--------       -------------------

     5.1       Opinion of Heller Ehrman White & McAuliffe

    23.1       Consent of Heller Ehrman White & McAuliffe (filed as part of
               Exhibit 5.1)

    23.2       Consent of Ernst & Young LLP, Independent Auditors

    24.1       Power of Attorney (as provided on page 5 hereof)

    99.1 Restated 1993 Stock Option Plan of Ansan (incorporated by reference from Exhibit 10.2 to the Form SB-2 filed by Ansan, Inc. on June 8, 1995)

    99.2       1995 Stock Option Plan of Ansan (incorporated by reference from
               Exhibit 10.3 to the Form SB-2 filed by Ansan, Inc. on June 8,
               1995)